Exhibit 3.6

AMENDMENT TO THE BYLAWS

OF

AMBIT BIOSCIENCES CORPORATION

Approved by the Board of Directors on May 9, 2011

Article XIV, Section 46(i) of the Bylaws of Ambit Biosciences Corporation is hereby amended and restated to read in its entirety as follows:

“The foregoing right of first refusal shall terminate on either of the following dates, whichever shall first occur:

(1) On May 8, 2021; or

(2) Upon the date securities of the corporation are first offered to the public pursuant to a registration statement filed with, and declared effective by, the United States Securities and Exchange Commission under the Securities Act of 1933, as amended.”